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                                                                     EXHIBIT 7.2

December 2, 1998

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, DC 20549


Dear Sirs/Madams:

We have read Item 4 of ShoLodge, Inc.'s Report on Form 8-K, dated December 2, 1998, and have the following comments:

1. We agree with the statements made in the first, second, third, and fifth paragraphs.

2. We agree with the statements made in the fourth paragraph, except that we have no basis on which to agree or disagree with the fourth sentence of the fourth paragraph.


Yours truly,


/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP